                                                                    EXHIBIT 11.1

                             CARRIAGE SERVICES, INC.
                        COMPUTATION OF PER SHARE EARNINGS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

       Earnings per share for 1999, 2000 and 2001 is calculated based on the weighted average number of common and common equivalent shares outstanding during each year as proscribed by SFAS 128. The following table sets forth the computation of the basic and diluted earnings per share for 1999, 2000 and 2001:

                                                                                   1999               2000              2001
                                                                                 ---------         ---------         ---------
Net income (loss), before extraordinary item and cumulative
    effect of the change in accounting principle ..........................      $  10,887         $ (93,003)        $   9,002
Extraordinary item ........................................................           (200)               --                --
Cumulative effect of the change in accounting principle, net ..............             --           (38,993)               --
                                                                                 ---------         ---------         ---------
Net income (loss) .........................................................         10,687          (131,996)            9,002

Preferred stock dividends .................................................            (93)              (81)              (37)
                                                                                 ---------         ---------         ---------
Net income (loss) available to common stockholders for basic
    EPS computation .......................................................         10,594          (132,077)            8,965
Effect of dilutive securities - preferred stock dividends .................             93                --                37
                                                                                 ---------         ---------         ---------
Net income (loss) available to common stockholders for diluted
    EPS computation .......................................................      $  10,687         $(132,077)        $   9,002
                                                                                 =========         =========         =========

Weighted average number of common shares outstanding for basic
    EPS computation .......................................................         15,875            16,056            16,696
Effect of dilutive securities:
    Series D convertible preferred stock ..................................            235                --                38
    Stock options .........................................................             26                --               758
                                                                                 ---------         ---------         ---------
Weighted average number of common and common equivalent shares
    outstanding for diluted EPS computation ...............................         16,136            16,056            17,492
                                                                                 =========         =========         =========

Basic earnings per share:
   Net income (loss), before extraordinary item and
       cumulative effect of the change in accounting principle ............      $     .68         $   (5.80)        $     .54
     Extraordinary item ...................................................           (.01)               --                --
     Cumulative effect of the change in accounting principle, net .........             --             (2.43)               --
                                                                                 ---------         ---------         ---------
     Net income (loss) ....................................................      $     .67         $   (8.23)        $     .54
                                                                                 =========         =========         =========

Diluted earnings per share:
   Net income (loss), before extraordinary item and
       cumulative effect of the change in accounting principle ............      $     .67         $   (5.80)        $     .51
     Extraordinary item ...................................................           (.01)               --                --
     Cumulative effect of the change in accounting principle, net .........             --             (2.43)               --
                                                                                 ---------         ---------         ---------
     Net income (loss) ....................................................      $     .66         $   (8.23)        $     .51
                                                                                 =========         =========         =========

Common stock equivalents are excluded in the calculation of weighted average shares outstanding when a company reports a net loss for a period. The number of potentially antidilutive shares excluded from the calculation of fully diluted earnings per share were .8 million for the year ended December 31, 2000, because of the net loss for the year.